Exhibit 5.1

Corso Matteotti 22
20121 Milan
Italy
Tel: +39.02.3046.2000 Fax: +39.02.3046.2001
www.lw.com
FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
Milan, July 27, 2026	Chicago	Paris
	Dubai	Riyadh
Bending Spoons S.p.A.	Düsseldorf	San Diego
Via Nino Bonnet, 10	Frankfurt	San Francisco
Milan (MI)	Hamburg	Seoul
Italy	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Re: Bending Spoons S.p.A.

Ladies and Gentlemen:

We have acted as Italian counsel to Bending Spoons S.p.A. (the “Company”), an Italian joint stock company (società per azioni) organized under the laws of Italy, with its registered office at Via Nino Bonnet 10, Milan (MI), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed on the date hereof with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Act”), relating to the registration of 87,425,507 ordinary shares of the Company, with no par value, including shares already issued at the date of this opinion (the “Existing Shares”) and newly issuable shares (the “New Shares”), in each case, under the:

a)	2022 Share Option Regulations for the Employees of Bending Spoons S.p.A.;

b)	2024 Share Option Regulations for the Employees of Bending Spoons Holdings S.p.A.;

c)	2024 Share Option Regulations for the Directors, Consultants, Collaborators, and Vendors of Bending Spoons Holdings S.p.A.;

d)	2024 Share Option Regulations for the Employees of Bending Spoons Operations S.p.A. with U.K. Sub-Plan;

e)	2024 Share Option Regulations for the Directors, Consultants, Collaborators, and Vendors of Bending Spoons Operations S.p.A. (Version of June 19, 2026);

f)	2024 Share Option Regulations for Bending Spoons Operations S.p.A.’s Directors, Consultants, Collaborators and Vendors (Version of December 20, 2024) with Addendum for U.S. Beneficiaries;

g)	2022 Share Option Regulations for the Employees of Splice Video Editor S.r.l.;

h)	2022 Share Option Regulations for the Directors, Consultants, Collaborators, and Vendors of Splice Video Editor S.r.l.;

i)	2023 Share Option Regulations for the Employees of AI Creativity S.r.l.;

Latham & Watkins operates as a limited liability partnership worldwide with an affiliated limited liability partnership conducting the practice in the United Kingdom and a fixed base in Italy: Corso Matteotti 22, 20121 Milano. P.iva 05831460968.

j)	2023 Share Option Regulations for the Directors, Consultants, Collaborators, and Vendors of AI Creativity S.r.l.;

k)	2025 Share Option Regulations for the Employees of Wetransfer B.V. (Italian Branch);

l)	2023 Stock Option Plan for the Employees, Contractors, and Directors of Alight Creative Inc.;

m)	Warrants November 2024 Terms and Conditions with Addendum for U.S. Beneficiaries; and

n)	2026 Equity Compensation Plan with Italy, U.S., Poland, U.K., and Spain Sub-Plans,

(together, the “Plans”).

We have examined and relied on such corporate records, certificates and other documents solely in relation to the Company made available to us as we have deemed necessary or appropriate for the purposes of this opinion, including:

a)	a copy of the Registration Statement;

b)	a copy of the minutes of the Company’s ordinary shareholders’ meeting held on May 28, 2026;

c)	a copy of the minutes of the Company’s extraordinary shareholders’ meeting held on June 6, 2026;

d)	the certificate of registration (certificato di iscrizione e vigenza) of the Company filed with the Chamber of Commerce (Camera di Commercio Industria Artigianato e Agricoltura) of Milan, Monza, Brianza and Lodi dated July 27, 2026; and

e)	the results of electronic queries relating to the Company issued by the Chamber of Commerce (Camera di Commercio Industria Artigianato e Agricoltura) of Milan, Monza, Brianza and Lodi dated July 27, 2026.

Assumptions

The opinions in this letter have been made on the basis of the following assumptions:

a)	the genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies;

b)	the truthfulness, accuracy, completeness and reliability of any statements, of any directors, officers, employees and or representatives of the Company, certifying or disclosing or otherwise dealing with any matter or fact which is material to the opinions expressed herein;

c)	the deed of incorporation (atto costitutivo) and the bylaws (statuto) of the Company provided to us, that we have examined for the purpose of this opinion, are true and up-to-date and have not been revoked, varied or amended;

d)	there has been no alteration in the status or condition of the Company as revealed by the certificate of registration (certificato di iscrizione e vigenza) issued by, and the results of the electronic queries made with, the Chamber of Commerce of Milan (Camera di Commercio Industria Artigianato e Agricoltura) of Milan, Monza, Brianza and Lodi referred to above.

Opinions

We have not investigated the laws of any country other than the Republic of Italy and we assume that no foreign law affects any of the opinions stated below.

We express no opinion as to matters of fact and we have not been responsible for investigating or verifying the accuracy of facts, except as otherwise stated herein.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Existing Shares have been duly and validly issued and are fully paid and non-assessable; and (ii) the New Shares, when issued and paid for in accordance with the relevant resolutions of the Company, will be duly and validly issued, fully paid and non-assessable.

Reservations

The opinions expressed above are subject to the following reservations:

a)	the opinions expressed herein are based on our best interpretation and analysis of the relevant legal or contractual provisions and of the rules of interpretation applicable to contracts and legal matters normally applied in the Republic of Italy;

b)	an Italian Court or arbitration panel may (1) refuse to recognize a foreign judgment if such recognition is deemed to be contrary to public policy and (2) refuse to apply the laws of another jurisdiction if any obligation expressed to be governed by the laws of such jurisdiction, or the performance thereof, is deemed to be contrary to public policy or if submission to a foreign law is prejudicial to the application of provisions of Italian law of mandatory application;

c)	by issuing this opinion, we do not undertake to advise you of any changes of the law or in circumstances that may be brought to our attention after the date hereof;

d)	Italian legal concepts are expressed in this letter through English terms and not through their original Italian terms. The Italian legal concepts expressed herewith in English may not be identical to the concepts described by the same English terms. Accordingly, this letter may only be relied upon under express condition that any issues of interpretation or liability arising under this letter will be governed by Italian law.

This opinion letter speaks as of its date and is addressed solely to you for the matters stated herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully,

/s/ Latham & Watkins LLP